RiverSource Life Insurance Company 70100 Ameriprise Financial Center Minneapolis MN 55474 1.800.862.7919

Flexible Purchase Payments

Deferred Variable Annuity Contract

•	This contract is nonparticipating — dividends are not payable

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a deferred variable annuity contract. It is a legal contract between You, as the Owner, and Us.

We issue this contract in consideration of Your purchase payment. If You are living on the Annuitization Start Date, We will begin to pay You monthly Annuity Payments, subject to the provisions of this contract. This date may be changed as provided in this contract.

NOTICE OF YOUR RIGHT TO EXAMINE AND CANCEL THIS CONTRACT.

If for any reason You are not satisfied with this contract, You may cancel this contract by returning it to Us or Our agent within ten Days after You receive it. If this contract is intended to replace an existing contract, Your right to examine this contract is extended to 30 Days or any longer period if required by the state in which it is issued for delivery. If You exercise Your right to examine and cancel this contract it will then be considered void from its start.

If this is an IRA contract, upon such cancellation We will refund all purchase payments You have paid less any payments We have made. If this is not an IRA contract, upon such cancellation We will refund an amount equal to the sum of: (1) the Contract Value at the end of the Valuation Period during which We receive the contract; and (2) any premium tax charges paid.

CONTRACT VALUES AND ANNUITY PAYMENTS MAY INCREASE OR DECREASE WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS AND ARE NOT GUARANTEED. SEE THE CONTRACT VALUE PROVISION.

THIS CONTRACT INCLUDES A GUARANTEED MINIMUM DEATH BENEFIT UNLESS YOU SELECTED THE CONTRACT VALUE BASE DEATH BENEFIT AS SHOWN UNDER CONTRACT DATA.

Signed for and issued by RiverSource Life Insurance Company in Minneapolis, Minnesota, as of the Contract Date.

President	Secretary

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Table of Contents

Subject	Page
Contract Data	18
Definitions	3
General Provisions	4
Ownership, Annuitant, and Beneficiary	6
Payments to Beneficiaries	7
Purchase Payments	9
Accounts: Fixed and Variable	10
Contract Value	12
Surrender Provisions	14
Annuity Provisions	15

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Definitions

The following words are used often in this contract. When We use these words, this is what We mean:

Age

The number of whole years since birth, which is the same as the Age as of a person’s latest birthday. If You were born on February 29, We will use February 28 in determining Your Age in years when February only has 28 Days.

Accumulation Unit

An accounting unit of measure used to calculate the Contract Value in the Variable Account prior to the Annuitization Start Date.

Annuitant

The person or persons on whose life periodic Annuity Payments depend.

Annuitization Start Date

The date on which Annuity Payments begin as described in the Annuity Payments provision. This date is either as shown under Contract Data or the date as changed as described in the Change of Annuitization Start Date provision. You will be notified prior to the scheduled Annuitization Start Date.

Annuity Payments

Periodic payments We make to You, or other named recipient(s), beginning on the Annuitization Start Date.

Annuity Unit

An accounting unit of measure used to calculate the value of Annuity Payments from the variable subaccounts on and after the Annuitization Start Date.

Code

The Internal Revenue Code of 1986, as amended.

Contingent Annuitant

If the Annuitant is not an Owner, the person who becomes the Annuitant if the Annuitant dies prior to the Annuitization Start Date.

Contract Anniversary

The same Day and month as the Contract Date each year that the contract remains in force. If Your contract was issued on February 29, We will use February 28 as Your Contract Anniversary in years when February only has 28 Days.

Contract Date

The effective date of the contract from which Contract Anniversaries and contract years are determined. Your Contract Date is shown under Contract Data.

Contract Value

The sum of the values in the Special DCA Fixed Account and the Variable Account.

Day

A calendar day, unless specified otherwise.

Fixed Account

The Fixed Account is made up of all Our assets other than those in any separate account.

Fixed Annuity

An annuity with payments which are guaranteed by Us as to dollar amount during the Annuity Payment period.

Nonqualified Contract

A contract used primarily for retirement purposes that is not intended to qualify as a Tax Qualified Contract.

Owner, You, Your

“Owner,” “You” or “Your” refer to the Owner or Owners of this contract. Any contract provisions based on the Age of the Owner will be based on the Age of the oldest Owner. Any ownership change, including continuation of the contract by Your spouse under the Spouse’s Option to Continue Contract provision, redefines “Owner,” “You” and “Your” as the new Owner.

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Special DCA Fixed Account

Option(s) within the Fixed Account to which You may allocate purchase payments during the Special DCA Fixed Account Window as shown under Contract Data. Purchase payment amounts You allocate to the Special DCA Fixed Account will be automatically transferred within a specified period of time to selected variable subaccounts. The amounts allocated to the Special DCA Fixed Account earn a specified rate of interest until transferred out of the Special DCA Fixed Account.

Tax Qualified Contract

A contract that is intended to qualify as part of a tax-advantaged retirement plan such as individual retirement annuities, tax-sheltered annuities, or other tax-advantaged retirement plans.

Valuation Date

Each Day the New York Stock Exchange is open for trading. At the New York Stock Exchange close of business, the next Valuation Date begins. Whenever Your Contract Anniversary is not a Valuation Date, Your Contract Value for that anniversary will be based on close of business values on the next Valuation Date.

Valuation Period

The interval of time commencing at the New York Stock Exchange close of business on each Valuation Date and ending at the close of business on the next Valuation Date.

Variable Account

The Variable Account consists of separate variable subaccounts to which You may allocate Contract Values including purchase payments. Each subaccount invests in shares of one fund. The value of Your investment in each variable subaccount changes with the performance of the particular fund.

Variable Annuity

A Variable Annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amount and vary in amount with the investment experience of one or more of the variable subaccounts.

We, Us, Our

Any reference to “We,” “Us” or “Our” means RiverSource Life Insurance Company.

Written Request

A request in writing on a form acceptable to Us, signed by You and delivered to Us at Our service center. We may allow requests by other methods agreed to by Us.

General Provisions

Entire Contract

This contract form and any attached endorsements or riders are the entire contract between You and Us.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under this contract.

Annuity Tax Qualification

This contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, subject to any necessary regulatory approval. We will send You a copy of any such amendments.

Contract Modification

This contract may be modified at any time by written agreement between You and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary).

Incontestability

We may only contest this contract when it has been procured by fraud, and only if permitted by the state in which it is issued for delivery.

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Benefits Based on Incorrect Data

If benefit amounts are determined by incorrect information regarding a person’s birth date or sex (unless determined on a unisex basis), payments described in this contract will be adjusted. Benefit amounts will be based on what would have been provided using the correct birth date and/or correct sex (unless determined on a unisex basis). Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any overpayments made by Us. If there are any future payments under this contract, any overpayments made by Us will be subtracted from those payments, without interest, and/or as otherwise legally permissible.

Conformity with Interstate Insurance Product Regulation Commission Standards

This contract was approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and issued under the Commission standards. Any provision of the contract that on the provision’s effective date is in conflict with the applicable IIPRC standards for this product type in effect as of the provision’s effective date of Commission contract approval is hereby amended to conform to the IIPRC standards in effect as of the provision’s effective date of Commission contract approval. The values and benefits of this contract are at least equal to those required by the IIPRC. Any Annuity Payments, surrender value or death benefit available under the contract are not less than the minimum benefits required by the applicable nonforfeiture regulations. Amounts allocated to the Fixed Account are subject to the minimum benefits required by Section 7B of the National Association of Insurance Commissioners (NAIC) Model Variable Annuity Regulation 250, using the nonforfeiture interest rate consistent with the minimum nonforfeiture interest rate prescribed in the law of the state in which it is issued for delivery. Amounts allocated to the Variable Account are subject to the minimum benefits required by Section 7 of the NAIC Model Variable Annuity Regulation 250, not including Section 7B.

Reports to Owner

At least once a year prior to the Annuitization Start Date We will send You, without charge, a statement showing the following:

1.	the Contract Value as of the beginning and ending dates of the period; and

2.	the surrender value at the end of the period; and

3.	amounts credited or debited during the period, identified by type; and

4.	the amount of the death benefit at the end of the period.

This information will be as of a date not more than two months prior to the date the statement is sent. This statement will also show any other information required under state or federal law.

We will also send You, without charge, other values upon Your request.

Evidence of Survival

Where any payments under this contract depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Voting Rights

If federal law requires, We will give certain voting rights to contract Owners. If You have voting rights, We will send You a notice telling You the time and place of a shareholder meeting. The notice will also explain matters to be voted upon and how many votes to which You are entitled.

Termination of the Contract

The contract and any guaranteed minimum death benefit will be terminated under the following conditions:

1.	After You take a full surrender.

2.	After the death benefit is paid.

3.	After the reduction of the Contract Value to zero.

We reserve the right to cancel this contract if (1) no purchase payments have been paid for a continuous period of 24 months and (2) both the total purchase payments (reduced for any partial surrenders) and the Contract Value are less than $2,000. We will give You notice of Our intent to cancel this contract. Upon such cancellation We will pay You the Contract Value, after any rider charges have been deducted. This contract will then terminate.

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Ownership, Annuitant and Beneficiary

Owner Rights

Unless otherwise stated in this contract, You may exercise all rights and privileges provided in this contract or allowed by Us.

If two Owners jointly own this contract, each Owner may independently exercise transfers among the various account options, subject to the limits in the Transfer of Contract Value provision, and designate purchase payment allocations. Unless agreed to by Us, all other terms, conditions, rights, and requirements that apply to an Owner under this contract shall apply jointly to each Owner named.

Non-Natural Person and Revocable Trust Ownership

The Owner may be a non-natural person (e.g., irrevocable trust or corporation) or a revocable trust if We agree. If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit using the Age or life of the Owner. Any provisions based on Age will be based on the Age of the oldest Annuitant. These include Payments to Beneficiaries, Purchase Payments, and Surrender Provisions. If the Owner or any joint Owner is a non-natural person or revocable trust, the Annuitant may not be changed and a Contingent Annuitant may not be named.

Change of Ownership

You may change the ownership of this contract by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of ownership shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

A change of ownership may result in tax consequences.

See any attached tax qualified endorsement for ownership change limitations.

Beneficiary

Except as otherwise provided in the contract, beneficiaries are those You designate to receive the death benefit of this contract if You die while this contract is in force. We will not be bound by any such designation unless made by Written Request or other method agreed to by Us and recorded by Us.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the Spouse’s Option to Continue Contract provision in the Payments to Beneficiaries provision of the contract. The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal Owners.

Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

•	if there are joint Owners, We will pay the surviving Owner(s), otherwise;

•	if the Owner is a non-natural person or revocable trust, We will pay the Owner, otherwise;

•	to Your spouse, if living, otherwise;

•	if no spouse is living, to Your lawful children, if living, otherwise;

•	if You have no spouse or direct descendants, to Your parents equally or the survivor, if living, otherwise;

•	to Your estate.

Change of Beneficiary

By Owner

You may change the beneficiary at any time by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of beneficiary shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

By Beneficiary

If the death benefit under this contract becomes payable to a beneficiary (recipient) under an Annuity Payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request or other method agreed to by Us and recorded by Us. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the Annuity Payment plan following the death of the original beneficiary as follows:

•	to the recipient’s spouse, if living, otherwise;

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•	if no spouse is living, to the recipient’s lawful children, if living, otherwise;

•	if the recipient has no spouse or direct descendants, to the recipient’s parents equally or the survivor, if living, otherwise;

•	to the recipient’s estate.

Change of Annuitant or Contingent Annuitant

If:

1.	this is a Nonqualified Contract, and

2.	You are a natural person, and

3.	the Owner is not a revocable trust, and

4.	it is prior to the Annuitization Start Date;

then You may change the Annuitant or Contingent Annuitant by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of Annuitant or Contingent Annuitant shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

In addition, if the Annuitant is not an Owner and the Annuitant dies before the Annuitization Start Date, the Owner becomes the Annuitant unless a Contingent Annuitant has been previously selected. The contract continues in force, and no death benefit is payable.

If the Annuitant is an Owner and the Annuitant dies before the Annuitization Start Date, the death benefit is payable.

Pre-election of an Annuity Payment Plan

If this is a Nonqualified Contract, You may elect how the death benefit described in this contract is to be paid in the event of Your death before the Annuitization Start Date. You must make the election by Written Request or other method agreed to by Us and recorded by Us. In this event the death benefit shall be payable as so elected by You, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract. This provision is available for Tax Qualified Contracts if agreed to by Us.

Assignment

If this is a Nonqualified Contract, You can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an Owner as these terms are used in this contract.

A copy of any assignment must be submitted to Us at Our service center. Unless You specify otherwise, an assignment shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the assignment at Our service center. We are not responsible for the validity or effect, tax or otherwise, of any assignment. We will not be on notice of any assignment until We receive a copy of it.

Payments to Beneficiaries

Death Benefit Before the Annuitization Start Date

A death benefit is payable to the beneficiary if You die before the Annuitization Start Date and the Contract Value is greater than zero.

If the annuity is jointly owned by non-spousal Owners, the death benefit will be paid to the beneficiary at the first death of a joint Owner.

If the annuity is jointly owned by spousal Owners, see the Spouse’s Option to Continue Contract provision.

Death Benefit Payable Before the Annuitization Start Date

If You have the Return of Purchase Payment (ROPP) base death benefit as shown under Contract Data, You have a guaranteed minimum death benefit. If You die prior to the Annuitization Start Date with a Contract Value greater than zero, We will pay the beneficiary the greater of the following amounts:

1.	the Contract Value, after any rider charges have been deducted; or

2.	the Return of Purchase Payment Value.

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If You have the Contract Value base death benefit as shown under Contract Data, and if You die prior to the Annuitization Start Date with a Contract Value greater than zero, We will pay the beneficiary the Contract Value after any rider charges have been deducted.

Covered Life Change Definition

A “covered life change” is either A) continuation of the contract by a spouse under the Spouse’s Option to Continue Contract provision or B) an ownership change where any Owner after the ownership change was not an Owner prior to the change.

Return of Purchase Payment (ROPP) Value

On the Contract Date the ROPP value is established as the initial purchase payment made to the contract.

Adjustments are made to the ROPP value in the following circumstances:

1.	Additional purchase payments will be added to the ROPP value.

2.	Partial surrenders will result in “adjustments for partial surrenders” subtracted from the ROPP value.

3.

After a “covered life change” for a spouse who continues the contract, the ROPP value is reset to the Contract Value on the date of continuation after any rider charges have been deducted and after any increase to the Contract Value due to the death benefit that would otherwise have been paid.

4.

After a “covered life change” other than for a spouse who continues the contract, the ROPP value is reset on the Valuation Date We receive Your Written Request for the “covered life change” to the lesser of A or B where:

A =	the Contract Value on that date after any rider charges have been deducted, and
B =	the ROPP value on that date (but prior to the reset).

The ROPP value cannot be withdrawn in a lump sum.

Adjustments for Partial Surrenders Definition

“Adjustments for partial surrenders” are calculated for each partial surrender using the following formula:

a x b    where:

  c

a =	the amount Your Contract Value is reduced by the partial surrender

b =	the ROPP value on the date of the partial surrender

c =	the Contract Value on the date of (but prior to) the partial surrender

Payment Options

Any amounts payable as described in this provision will be paid upon Our receipt of due proof of death which includes all documents needed to complete a beneficiary’s claim including:

1.	information sufficient to determine Our liability and the appropriate payee(s) legally entitled to the proceeds; and

2.	if proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

The death benefit proceeds for each beneficiary will be payable in a lump sum on the Valuation Date We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death. In any event, the entire death benefit will be distributed within five years of the date of death except where spousal continuation of the contract is elected or a beneficiary elects an Annuity Payment plan.

In lieu of a lump sum, payments may be made under an Annuity Payment plan, provided:

1.	the beneficiary elects the plan at the time We receive due proof of death; and

2.	the plan provides payments over a period that does not exceed the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary; and

3.	payments begin no later than one year after the date of death.

If the beneficiary elects an Annuity Payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

Interest on Death Benefit Proceeds

If the death benefit is not paid within seven Days of receipt of due proof of death, interest shall accrue and be payable from the eighth Day following the date that due proof of death is received by Us. Interest shall accrue at the rate or rates applicable to the contract for funds left on deposit with Us.

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If the death benefit is not paid within 30 Days of receipt of due proof of death, We will pay additional interest at a rate of 10% annually beginning on the 31st Day.

Spouse’s Option to Continue Contract

If You die before the Annuitization Start Date and Your spouse is the sole primary beneficiary or a joint Owner, Your spouse may accept payment of the death benefit under options previously described. Alternatively, Your spouse may become the Owner and Annuitant and keep the contract, including any eligible riders, in force.

Election by a spouse to continue the contract must be made by Written Request, or other method agreed to by Us and recorded by Us, at the time We receive due proof of death. Upon spousal continuation, the Contract Value shall be equal to the death benefit that would otherwise have been paid and reduced for any rider charges. The spouse may make additional purchase payments to the contract, subject to the limits in the Purchase Payments provision. As the new Owner, a spouse must name a new beneficiary.

Definition of spouse

When We refer to a ”spouse” in this contract, We mean for state law purposes Your spouse, civil union partner, domestic partner or an individual accorded marital rights as a “spouse” under state law. For federal income tax purposes, including the right to continue this contract as sole Owner upon the original Owner’s death and the manner in which distributions may be taxed, the term “spouse” is limited to a couple whose marriage is formalized under state law.

When We issue this contract, We rely on representations You make regarding Your marital status and We will administer Your contract in reliance on the representations You make. If We determine the marital status representation You make is incorrect, the way We administer this contract may be adjusted accordingly. If You have questions as to Your relationship status and how it may impact this contract or its tax treatment, please consult Your tax or legal advisor.

Death Benefit After the Annuitization Start Date

The amount payable, if any, will depend on the Annuity Payment plan then in effect.

Death of the Owner

If an Owner dies after the Annuitization Start Date, Annuity Payments continue to any surviving Owner, otherwise to the beneficiaries, according to the Annuity Payment plan in effect.

Death of the Annuitant

If the last surviving Annuitant dies after the Annuitization Start Date, Annuity Payments continue to any surviving Owners, otherwise to the beneficiaries, for the remainder of any guaranteed period. If there is no remaining guaranteed period, Annuity Payments cease.

Death of the Beneficiary

If a beneficiary elects an Annuity Payment plan as provided under the Payment Options provision and dies after payments begin, Annuity Payments continue to beneficiaries named by the deceased beneficiary as provided under the Change of Beneficiary provision for the remainder of any guaranteed period.

In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

Purchase Payments

Purchase payments are the payments You make for this contract and the benefits it provides. Purchase payments must be paid or mailed to Us at Our service center or to an authorized agent. Your Initial Purchase Payment is shown under Contract Data.

Additional Purchase Payments

Subject to the Payment Limits provision below, additional purchase payments may be made until the earlier of:

1.	the date this contract terminates by surrender or otherwise; or

2.	the Annuitization Start Date.

Subject to the Payment Limits Provision You may:

1.	stop and/or restart purchase payments; or

2.	increase or decrease the amount of Your purchase payments; or

3.	change the interval of Your purchase payments.

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Payment Limits

Additional purchase payments are allowed as shown under the Maximum Purchase Payments per Contract Year under Contract Data. The maximum amount allowed each contract year is based on Your Age at the time of payment, subject to the Maximum Total Purchase Payments per Owner shown under Contract Data, unless We allow otherwise on a non-discriminatory basis.

In determining whether You have reached the maximum amount allowed under the Maximum Total Purchase Payments per Owner, We include payments made to all deferred annuity contracts We have issued where You are an Owner. We reserve the right to increase the maximums.

We reserve the right to limit, restrict, suspend, or reject any subsequent purchase payments and to limit the amount, frequency, or timing of purchase payments. We will send You written notice of any such limitation, restriction, suspension, or rejection.

Additional purchase payments You make must be at least the Minimum Additional Purchase Payment shown under Contract Data.

Allocation of Purchase Payments

You instruct Us on how You want Your purchase payments allocated among the available accounts.

We reserve the right to limit the accounts and/or variable subaccounts to which You can allocate purchase payments or Contract Value at any time. In addition, allocations to certain accounts or variable subaccounts may be limited or required under the terms of certain optional benefit riders, if any, attached to this contract.

Your initial allocation elections are shown under Contract Data. Unless any restrictions apply, You may, by Written Request or other method agreed to by Us, change Your choice of accounts or percentages. If Your current allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will apply payments pro rata according to the valid portion of Your allocation instructions. The initial purchase payment will be allocated as of the end of the Valuation Period during which We make an affirmative decision to issue this contract. Purchase payments after issue will be allocated as of the end of the Valuation Period during which We receive the payment at Our service center.

Accounts: Fixed and Variable

The Fixed Account

The Fixed Account is part of Our general account. It is made up of all Our assets other than those in:

1.	The Variable Account; and

2.	Any other segregated asset accounts.

The Fixed Account consists of the Special DCA Fixed Account.

We back the principal and interest guarantees relating to the Fixed Account. Purchase payments allocated and interest credited to the Fixed Account become part of Our general account.

Interest to be Credited

We will credit interest to the Fixed Account daily. All interest rates We quote are effective annual interest rates—this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue at Our current crediting rate on the date each purchase payment, which is received in Our service center, becomes available to Us for use. The current crediting rate is determined by Us and at Our discretion but will never be less than the Fixed Account Guaranteed Minimum Interest Rate shown under Contract Data.

The Variable Account

The Variable Account is a separate investment account of Ours. We have allocated a part of Our assets for this and other contracts to the Variable Account. Such assets remain Our property. However, the portion of the assets which equals the reserves and other liabilities of the account(s) shall not be charged with liabilities arising out of any other business in which We may take part. Income, gains, and losses, whether or not realized from assets allocated to the Variable Account, are credited or charged to such account without regard to other income, gains or losses of the company.

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Investments of the Variable Account

Purchase payments and amounts transferred to the variable subaccounts will be allocated as specified by You. Each variable subaccount will buy, at net asset value, shares of the fund for that variable subaccount.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or, in Our judgment, the funds are no longer suitable for the variable subaccounts. We have the right to substitute any funds.

We may also:

•	add additional variable subaccounts investing in other funds,

•	combine any two or more variable subaccounts,

•	transfer assets to and from the variable subaccounts or the Variable Account, and

•	eliminate or close any variable subaccounts.

When required, We would first seek approval of the Securities and Exchange Commission and the insurance regulator of the state where this contract is issued for delivery.

Valuation of Assets

Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units

The number of Accumulation Units for variable subaccounts chosen by You is determined by:

1.	adding the number of Accumulation Units resulting from:

a.	purchase payments allocated to the variable subaccount; and

b.	transfers to the variable subaccount;

2.	and subtracting the number of Accumulation Units resulting from:

a.	transfers from the variable subaccount; and

b.	surrenders from the variable subaccount; and

c.	contract administrative charge or any rider charge deductions from the variable subaccount.

The number of Your Accumulation Units added or subtracted for each of the above transactions is determined by dividing (1) by (2) where:

1.	is the amount allocated to or deducted from the variable subaccount; and

2.

is the Accumulation Unit value for the variable subaccount for the respective Valuation Period during which We received the purchase payment or transfer value, or during which We deducted transfers, surrenders, rider charges or contract administrative charges.

Variable Account Accumulation Unit Value

The value of an Accumulation Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is determined as follows:

The Accumulation Unit value for each variable subaccount for the prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Accumulation Unit value is being calculated. The result is the Accumulation Unit value.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit or Annuity Unit may increase or decrease.

The net investment factor for any such variable subaccount for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

1.	is the sum of:

a.	the net asset value per share of the fund held in the variable subaccount determined at the end of the current Valuation Period; plus

b.	the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the “ex-dividend” date occurs during the current Valuation Period; and

2.	is the net asset value per share of the fund held in the variable subaccount, determined at the end of the prior Valuation Period; and

3.	is a factor representing the mortality and expense risk charge.

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Mortality and Expense (M&E) Risk Charge

In calculating unit values, We will deduct a mortality and expense risk charge daily from each variable subaccount which is equal, on an annual basis, to a percentage of the daily net asset value. This percentage is the Annual Mortality and Expense Risk Fee. The deduction is made to compensate Us for assuming the mortality and expense risks under contracts of this type.

The Annual Mortality and Expense Risk Fee is equal to the Base M&E Risk Fee plus any fees for certain optional riders. Your Initial Base M&E Risk Fee and Initial Annual M&E Risk Fee is shown under Contract Data.

The Base M&E Risk Fee is based on Your Age band. A table of Base M&E Risk Fees is shown under Contract Data.

Age Band

At issue, Your Age band is based on Your Age as of the Application Date as shown under Contract Data. Your Age band will not change for the life of the contract unless there is a “covered life change.” If there is a “covered life change,” Your Age band will be reset on that date based on the Age of the Owner, and the Base M&E Risk Fee and Annual M&E Risk Fee may increase or decrease based on the new Age band.

Annuity Unit Value

The value of an Annuity Unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later Valuation Period is determined as follows:

1.

the Annuity Unit value for each variable subaccount for the prior Valuation Period is multiplied by the net investment factor for the same variable subaccount for the next following Valuation Period for which the Annuity Unit value is being calculated.

2.

the result is multiplied by an interest factor, which on an annualized basis is equal to .952381. This is done to offset the assumed 5% investment return which is built into Table A under the Tables of Annuity Payout Rates provision.

Contract Value

The Contract Value at any time is the sum of:

1.	Contract Value in the Variable Account; and

2.	Contract Value in the Special DCA Fixed Account.

For surrenders, You may specify from which of the above accounts that the deduction will be taken. Otherwise, the deduction will be taken from the above accounts in the same proportion that Your interest in each bears to the total Contract Value.

Contract Value in the Variable Account

Your Contract Value in the Variable Account at any time will be the total of the value of the units in any variable subaccount resulting from:

1.	purchase payments allocated to a variable subaccount; plus

2.	any amounts transferred to a variable subaccount; less

3.	any amounts transferred from a variable subaccount; less

4.	any amounts deducted from a variable subaccount for surrenders, contract administrative charges or any rider charges.

Contract Value in the Special DCA Fixed Account

The Contract Value in the Special DCA Fixed Account at any time will be the total of:

1.	purchase payments allocated to the Special DCA Fixed Account, plus interest credited; less

2.	any amounts transferred from the Special DCA Fixed Account; less

3.	any amounts deducted from the Special DCA Fixed Account for surrenders, contract administrative charges or any rider charges.

Contract Administrative Charge

We charge a fee for establishing and maintaining Our records for this contract as shown under Contract Data. The applicable charge is deducted from the Contract Value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among all accounts in the same proportion Your interest in each bears to the total Contract Value.

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We reserve the right to adjust the annual contract administrative charge but it will never exceed the amount shown under Contract Data. We waive or reduce the annual contract administrative charge for any contract year where the Contract Value immediately prior to the deduction of the charge equals or exceeds the amount shown under Contract Data.

If You make a full surrender of this contract, We deduct the full contract administrative charge at the time of full surrender regardless of Contract Value.

The charge does not apply to the amount applied to an Annuity Payment plan or to the death benefit.

Premium Tax Charges

We reserve the right to assess a charge against the Contract Value of this contract for any premium tax assessed to Us by a federal, state, or local government. This charge could be deducted when You make purchase payments, or take a full surrender of the Contract Value, or apply an amount to an Annuity Payment plan.

Transfers of Contract Values

While this contract is in force prior to the Annuitization Start Date, transfers of Contract Values may be made as outlined below unless Contract Values are required to be allocated to certain accounts or variable subaccounts under the terms of certain optional benefit riders, if any, attached to this contract.

1.	You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts.

2.

You may transfer from the Special DCA Fixed Account to the variable subaccounts as explained in the Special DCA Fixed Account provision, shown below. You may not transfer values from any account into the Special DCA Fixed Account.

You may make a transfer by Written Request. Telephone transfers may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

We may suspend or modify Your transfer privileges at any time with written notice 30 Days in advance. We reserve the right to limit the number of transfers allowed each contract year. The limit will not be less than 12 transfers per contract year.

The right to transfer Contract Values among the variable subaccounts is also subject to modification or restriction under the following conditions: 1) We determine, at Our sole discretion, that the exercise of that right by You is, or would be, to the disadvantage of other contract Owners, and 2) You are notified. Additionally, We reserve the right to modify or restrict transfer privileges if required to comply with the written instructions of a fund. Any modification or restriction could be applied to transfers to or from some or all of the variable subaccounts.

These modifications could include, but are not limited to:

1.	the requirements of a minimum time period between each transfer,

2.	not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract Owner,

3.	suspending or terminating automatic transfer programs, or

4.	limiting the dollar amount that You may transfer between the variable subaccounts at any one time.

We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right We consider to be to the disadvantage of other contract Owners.

Dollar Cost Averaging (DCA)

You may authorize the automated transfer of specified amounts, according to the rules then currently in effect, at the interval You select, from any variable subaccount, to any other variable subaccount other than the source account. You may terminate automated transfers at any time.

Special DCA Fixed Account

During the Special DCA Fixed Account Window shown under Contract Data, You may also allocate new purchase payments to the Special DCA Fixed Account with automatic transfers on a monthly basis from the Special DCA Fixed Account to any of the variable subaccount(s). All amounts allocated to the Special DCA Fixed Account will be transferred out within the specified Special DCA Fixed Account time period You elect from the time periods We make available.

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If You terminate automated transfers from the Special DCA Fixed Account, the entire Special DCA Fixed Account balance will immediately be transferred according to Your Special DCA Fixed Account allocation instructions that are then in effect. If Your current Special DCA allocation instructions include a fund to which allocations are restricted and You do not provide new instructions, We will transfer amounts pro rata according to the valid portion of Your allocation instructions.

Surrender Provisions

Surrender

By Written Request or other method agreed to by Us and subject to the rules below, You may:

1.	surrender this contract for the full surrender value; or

2.	surrender part of this contract for a partial surrender.

Rules for Surrender

All surrenders will have the following conditions.

1.	You must send Us Your Written Request or other method agreed to by Us:

a.	while this contract is in force; and

b.	while all Owners are living; and

c.	prior to the Annuitization Start Date.

2.	Unless We agree otherwise, a surrender amount must be at least $250. The Contract Value after a partial surrender must be at least $500.

3.

For surrenders from the variable subaccounts, the amount surrendered, less any charges, will be paid to You within seven Days of the receipt of Your Written Request, unless subject to the Suspension or Delay in Payment of Surrender Amount provision.

4.

For surrenders from the Special DCA Fixed Account, the amount surrendered, less any charges, will normally be paid to You within seven Days of the receipt of Your Written Request and, if required, the return of this contract. We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, the delay will be made in accordance with the standards of the Interstate Insurance Product Regulation Commission.

5.

For a partial surrender, if You do not specify from which account the surrender is to be made, the surrender will be made from all accounts in the same proportion as Your interest in each bears to the Contract Value.

6.	If You die following a surrender request, payment will be made to Your estate.

7.	Any amount surrendered is irrevocable.

Surrender Value

The full surrender value at any time will be:

1.	the Contract Value immediately prior to the surrender; less

2.	the full contract administrative charge; less

3.	any rider charges that are deducted for a full surrender.

For a partial surrender, the amount paid to You will equal the amount withdrawn from the Contract Value.

Suspension or Delay in Payment of Surrender Amount

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.	when the New York Stock Exchange is closed; or

2.	when trading on the New York Stock Exchange is restricted; or

3.	when an emergency exists as a result of which:

a.	disposal of securities held in the variable subaccounts is not reasonably practical; or

b.	it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4.	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

5.	if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

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Annuity Provisions

Annuity Payments

Annuity Payments will start on the scheduled Annuitization Start Date, shown under Contract Data. You can change this date as provided below. If You want to start Annuity Payments before the scheduled Annuitization Start Date, You can request Annuity Payments to start at any time with 30 Days notice.

The amount applied to an Annuity Payment plan will be the Contract Value after any rider charges are deducted.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant’s Age and that the Annuitant is alive.

Change of Annuitization Start Date

The scheduled Annuitization Start Date shown under Contract Data is the later of:

1.	Your 95th birthday, or

2.	the 10th Contract Anniversary.

You may change this date to any date by Written Request or other method agreed to by Us. The new date cannot be later than the scheduled Annuitization Start Date unless We agree otherwise.

Annuity Payment Plans

Annuity Payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of Annuity Payments according to one of the Plans A through D or another plan agreed to by Us.

Plan A: Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

Plan B: Life Income with Guaranteed Period

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee that payments will be made for at least five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period.

Plan C: Life Income with Installment Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly Annuity Payment.

Plan D: Joint and Survivor Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant and joint Annuitant. When either the Annuitant or the joint Annuitant dies, We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and joint Annuitant.

Plan Selection

You must select the plan at least 30 Days before the Annuitization Start Date by Written Request or other method agreed to by Us. If We have not received Your Written Request to select a plan, the first Annuity Payment will be made 30 Days after the Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years unless the Code provides otherwise.

After the Annuitization Start Date, You cannot change to a different plan.

If the amount to be applied to a plan is less than $2,000 or would not provide a monthly payment of at least $20, We have the right to change the frequency of the payment or to make a lump sum payment of the amount that would have been applied to a plan.

Allocation of Contract Values to Provide Fixed and Variable Payments

On the Annuitization Start Date, the value described under the Annuity Payment provision above is used to provide Fixed Annuity and/or Variable Annuity Payments.

Unless We agree otherwise, You may use a maximum of ten variable subaccounts at any one time. The Special DCA Fixed Account is not available on and after the Annuitization Start Date. In addition, certain variable subaccounts may not be available on and after the Annuitization Start date.

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Fixed Annuity Payments

A Fixed Annuity is an annuity with payments which:

1.	are guaranteed as to dollar amount; and

2.	do not vary in amount based on the investment performance of the variable subaccounts.

When Annuity Payments begin, amounts You allocate to provide fixed dollar payments under Plans A, B, C and D will be applied to the applicable Annuity Payout Rates Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 of Contract Value is shown in Table B under the Tables of Annuity Payout Rates provision. In addition, the amount payable will not be less than that which would be provided if a single premium immediate annuity contract, then offered by Us to Annuitants in the same class, were to be purchased with an equivalent amount.

Variable Annuity Payments

A Variable Annuity is an annuity with payments which:

1.	are not predetermined or guaranteed as to dollar amount; and

2.	vary in amount based on the investment performance of the variable subaccounts.

Determination of the First Variable Annuity Payment

When Annuity Payments begin, the amounts You allocate to provide Variable Annuity Payments will be applied to the applicable Annuity Payout Rates Table. This will be done:

1.	on the Annuitization Start Date; and

2.

in accordance with the payment plan chosen. The amount payable for the first payment for each $1,000 so applied under Plans A, B, C and D is shown in Table A under the Tables of Annuity Payout Rates provision.

Variable Annuity Payments After the First Payment

Variable Annuity Payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

The dollar amount of such payments is determined as follows.

1.

The dollar amount of the first Annuity Payment is divided by the value of an Annuity Unit as of the Valuation Date on or next preceding the seventh Day before the Annuitization Start Date. This result establishes the fixed number of Annuity Units for each monthly Annuity Payment after the first payment. This number of Annuity Units remains fixed during the Annuity Payment period unless exchanged for units of any of the other variable subaccounts as provided below.

2.

The fixed number of Annuity Units is multiplied by the Annuity Unit value as of the Valuation Date on or next preceding the seventh Day before the date the payment is due. The result establishes the dollar amount of the payment.

In order for the dollar amount of Variable Annuity Payments not to decrease, the investment performance of the variable subaccounts must have at least a 5% annualized investment return.

Exchange of Annuity Units

After the Annuitization Start Date, Annuity Units of any variable subaccount may be exchanged for units of any other variable subaccounts. This may be done no more than once in any contract year. Unless We agree otherwise You may use a maximum of ten variable subaccounts at any one time. No exchanges may be made to or from any Fixed Annuity after the Annuitization Start Date.

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RiverSource Life Insurance Company 70100 Ameriprise Financial Center Minneapolis MN 55474 1.800.862.7919

Flexible Purchase Payments
Deferred Variable Annuity Contract

• This contract is nonparticipating — dividends are not payable

Contract Data

RiverSource® PortfolioEdge Advisory Variable Annuity

Owner:	John Doe

Annuitant:	John Doe

Contract Number:	9925-0000000

Contract Type:	Nonqualified

Contract Date:	December 14, 2026

Application Date:	December 14, 2026

Annuitization Start Date:	March 1, 2066

Owner’s Age on Application Date:	55

Application Signed State:	MN

State Insurance Department:	1.800.000.0000

Initial Purchase Payment:	$100,000.00

Minimum Additional Purchase Payment:	$50

Maximum Purchase Payments per Contract Year
	Attained Age 85 and under	Attained Age 86 through Attained Age 90	Attained Age 91 and older
1st contract year	$1,000,000	$100,000	$0
Each contract year thereafter	$100,000	$50,000	$0
Maximum Total Purchase Payments per Owner (see the Purchase Payments provision)
Total per Owner	$1,000,000	$100,000	$100,000

Annual Mortality and Expense (M&E) Risk Fee:

Initial Base M&E Risk Fee	+	Optional Death Benefit Rider Fee	=	Initial Annual M&E Risk Fee
0.95%	+	0.00%	=	0.95%

The Base M&E Risk Fee and Annual M&E Risk Fee is subject to change as described in the Mortality and Expense (M&E) Risk Charge provision.

Table of Base M&E Risk Fees:

Age Band	Base M&E Risk Fee
80 and under	0.30%
81-85	0.40%
86 and older	0.70%

Base Death Benefit: Guaranteed Minimum Death Benefit

Guaranteed Minimum Death Benefit Endorsement

Maximum Three-Year Anniversary Value Death Benefit:

Specified MAV Benefit Age:	80
Maximum Specified MAV Date:	Your 84th Birthday
Specified MAV Date:	3rd Contract Anniversary

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Contract Administrative Charge:
Initial Annual Charge:	$50

We reserve the right to adjust this charge, but the charge will never exceed $80.

Initial Annual Charge if Contract Value equals or exceeds $50,000:	$0

We reserve the right to charge up to $30. See Contract Administrative Charge provision.

Fixed Account Guaranteed Minimum Interest Rate:	2.40%

Any purchase payments allocated to the 6-Month Special DCA Fixed Account on the Contract Date will earn interest at the annual effective rate of 2.40%. New rates may be declared from time to time.

Any purchase payments allocated to the 12-Month Special DCA Fixed Account on the Contract Date will earn interest at the annual effective rate of 2.40%. New rates may be declared from time to time.

Special DCA Fixed Account Window:	180 Day period starting on the Contract Date

Initial Allocation Election:
VP MODERATELY AGGRESSIVE PORT CL2	100%

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